Exhibit 99.1

Zynex Announces Second Quarter 2014 Results

LONE TREE, Colo. – September 25, 2014—Zynex, Inc. (OTCQB: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, neurological diagnostics, and compound pharmacy, announced today its unaudited financial results for the three and six months ended June 30, 2014.

President and CEO Commentary:

Thomas Sandgaard, CEO stated: “Net revenue for the second quarter was $1,349,000 compared to $5,472,000 for the 2013 quarter and $4,516,000 for the six months compared to $13,140,000 in the 2013 period. Net revenue declined for the three and six month periods of 2014 by 75% and 66% respectively, as compared to the corresponding 2013 periods. Revenue in the second quarter of 2014 was negatively impacted by our lack of liquidity, resulting in delays of shipping consumable supplies to patients, amounting to a reduction in revenue of $1,641,000 for both the three and six month periods ended June 30, 2014. We have made excellent progress catching up on the shipment of backordered supplies during the third quarter, and expect to be substantially current by the quarter end. During the second quarter of 2014, we continued to see our core electrotherapy business stabilize and revenue from our new compound pharmacy grow.

As reported late last year, we commenced operations of an in-house, non-sterile compound pharmacy providing topical and transdermal pain creams. We believe Zynex-branded pain creams, in conjunction with our electrotherapy products, offer a wider range of conservative pain management solutions for the market, and leverage the strengths of our existing electrotherapy sales team. For the second quarter of 2014, net revenue from the shipment of pain creams was $258,000 compared to $110,000 in the first quarter. The typical pain cream sales cycle includes refills, providing us an element of recurring revenue similar to our electrotherapy products.

In the first half of 2014, we continued to ramp the national rollout of topical pain cream sales, which yield higher margins and have a shorter collection cycle than our electrotherapy products.  We have received 39 state licensing approvals to date and see a great opportunity to grow this pain cream segment.

While our core electrotherapy business was stable in the second quarter, we took additional steps in the quarter to streamline our electrotherapy products offerings. In that regard, we now emphasize just three key products, NexWave, InWave and NeuroMove that we believe offer the best opportunity for growth, and reduce our overall inventory requirements. In connection with this effort, we recorded a cost of revenue amount in the second quarter of $2,655,000 for the write-off of noncore inventory.

We also made significant progress reducing our operating expenses during the first half of this year through headcount reductions and spending controls. In addition, we are in advanced negotiations with our landlord to vacate 50,000 square feet of office space which, if successful, we anticipate will reduce our rent expense by approximately $1 million per year.

Summary of Financial Results (unaudited):

The Company’s net revenue decreased 75% to $1,349,000 for the three months ended June 30, 2014 from $5,472,000 for the three months ended June 30, 2013. For the six months ended June 30, 2014 net revenue was $4,516,000 compared to $13,140,000 for the 2013 period. Net revenue for the three and six month periods in 2014 consisted of rental revenue of $589,000 and $1,324,000 and sales of $760,000 and $3,192,000 respectively. For the comparable periods in 2013, rental revenue was $1,643,000 and $3,322,000 and sales were $3,829,000 and $9,818,000 in the respective 2013 periods. Net revenue for both the three and six month periods in 2014, were negatively impacted by the delay in shipments of consumable supplies amounting to $1,641,000. The decline in net revenue for the 2014 periods, as compared to 2013, also reflects the decline in orders for the Company’s electrotherapy products impacted by health care reform, and coverage and reimbursement changes that negatively affected demand for the Company’s electrotherapy products. For the three and six month periods ended June 30, 2014, net revenue from the sale of pain creams amounted to $258,000 and $368,000 respectively.

The Company reported cost of revenue - rental was $268,000 and $403,000, for the three and six month periods ended June 30, 2014, as compared to $398,000 and $699,000 for the corresponding 2013 periods. Cost of revenue - sales was $903,000 and $1,765,000, for the three and six month periods ended June 30, 2014, as compared to $1,485,000 and $3,375,000 for the corresponding 2013 periods. The Company also reported cost of revenue - write-off of non-core inventory of $2,655,000 in both the three and six month periods ended June 30, 2014. In the second quarter of 2014, Zynex narrowed its focus on the sale of its NexWave, InWave and NeuroMove electrotherapy products and building the sales representative group for the electrotherapy and pain cream solutions to better positon for future growth,. As a result, the Company wrote off all inventory unrelated to those specific product lines.

The Company reported Selling, General and Administrative (SG&A) expenses of $2,947,000 and $6,403,000 for the three and six months ended June 30, 2014, as compared to $6,153,000 and $11,986,000 for the corresponding periods in 2013. Decreases in the Company’s SG&A expenses for the three and six month periods in 2014, as compared to 2013, were primarily attributable to lower sales commissions, based on the decrease in orders and net revenue, and a reduction in headcount and general cost controls to adjust operating expenses to the lower level in revenue.

The Company generated a net loss of $5,553,000 and $6,983,000, or $0.18 and $0.22 net loss per share for the three months and six months ended June 30, 2014, versus a net loss of $1,716,000 and $2,020,000, or $0.06 and $0.06 net loss per share for the corresponding periods in 2013.

The Company’s cash balance and outstanding line of credit as of June 30, 2014 was $311,000 and $4,875,000, respectively, as compared to a cash balance and outstanding line of credit as of June 30, 2013 of $445,000 and $6,870,000. The Company is currently facing liquidity challenges due to the decline in revenues and lack of available borrowings under its revolving credit facility. The Company is default of the terms of it credit agreement with its lender and the lender has accelerated the payment of the outstanding loan balance. The lender has continued to make advances to the Company based on cash collections and the Company has been able to utilize its key bank accounts. The Company is exploring ways to improve its liquidity and is actively seeking a new lender or investor to replace the existing lender The Company can make no assurance that it will be able to improve its liquidity or obtain new capital to replace the existing lender.

Webcast Details: Thursday, September 25th, 2014 at 9:00 a.m. MT - 11:00 a.m. ET

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About Zynex

Zynex, founded in 1996, operates under five primary business segments: Zynex Medical, NeuroDiagnostics, Monitoring Solutions, International, and Billing and Consulting. Zynex Medical engineers, manufactures, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation and the company’s proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex Medical’s product lines are fully developed, FDA-cleared and commercially sold world-wide. Zynex Medical also operates a non-sterile compound pharmacy providing topical and transdermal pain creams. Zynex NeuroDiagnostics sells and distributes EMG, EEG, sleep pattern, auditory and nerve conductivity neurological devices. Zynex Monitoring Solutions, currently in the development stage, was established to develop and market medical devices for non-invasive cardiac monitoring. Zynex International is dedicated to supporting sales and marketing of Zynex products worldwide through a network of medical distributors. Zynex Billing and Consulting division provides medical billing and consulting service for offices and hospitals.

For additional information, please visit: www.ir-site.com/zynex.Safe Harbor Statement

Certain statements in this release are “forward-looking” and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital or augment our liquidity in order to continue our business, the success of our compound pharmacy and international expansion efforts, our ability to engage additional sales representatives, the success of such additional sales representatives, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our filings with the Securities and Exchange Commission including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013.

Contact: Zynex, Inc. 303-703-4906

Source: ZYNEX INC, 8-K, May 13, 2014	Powered by Morningstar Document Research.

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